UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 16, 2025

Lucid Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39408	85-0891392
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7373 Gateway Boulevard Newark, CA		94560
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 648-3553

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	LCID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Vehicle Production Agreement

On July 16, 2025, Uber Technologies, Inc. (“Uber”) and Lucid Group, Inc. (“Lucid”) entered into a Vehicle Production Agreement (“VPA”) under which Uber and its designated fleet operators have agreed to purchase a minimum commitment of 20,000 (the “Minimum Quantity Guarantee”) Lucid Gravity vehicles that have been modified to include certain autonomous driving hardware and other features (the “Lucid Gravity Plus vehicles”) over a six-year period following the start of production, which is targeted to occur in late 2026. Uber and Lucid will collaborate with Nuro, Inc., as the provider of autonomous driving software, to develop and deploy a fleet of autonomous vehicles to be used as robotaxis on the Uber platform.

As provided in the VPA, the Minimum Quantity Guarantee is conditioned on Lucid’s ability to meet certain volume and other requirements and specifications with respect to the Lucid Gravity Plus vehicles, including continued production of the base Lucid Gravity vehicles, meeting certain quality thresholds, and timely fulfillment of orders for the Lucid Gravity Plus vehicles.  The VPA also contains customary representations, warranties and covenants.

Private Placement

On July 16, 2025, Lucid and a subsidiary of Uber, SMB Holding Corporation (“SMB”), entered into a subscription agreement (the “Subscription Agreement”), under which Lucid agreed to issue and SMB agreed to purchase, in a private placement (the “Private Placement”), Lucid’s Class A common stock, par value $0.0001 per share (the “Common Stock”) equal to (i) $300.0 million in cash divided by (ii) an amount equal to the arithmetic average of the daily volume-weighted average price of the Common Stock over a period of thirty consecutive trading days ending on, and including, the last trading day prior to the date the VPA is executed. The Private Placement is expected to close in the third calendar quarter of 2025, and is subject to regulatory approvals and customary closing conditions. The shares of Common Stock to be sold to SMB pursuant to the Subscription Agreement will be sold in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended. SMB may not transfer the shares of Common Stock acquired under the Subscription Agreement for a period of 18-months after the closing of the Private Placement. The proceeds of the Private Placement will be used to fund non-recurring engineering costs, including the design, development, manufacture, and delivery of the Lucid Gravity Plus vehicles and for general corporate purposes. The Subscription Agreement is subject to regulatory approvals and contains customary representations, warranties and covenants.

The descriptions of the VPA and Subscription Agreement contained herein are qualified in their entirety by reference to the text of the agreements, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the Subscription Agreement set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

A copy of the Press Release announcing the Uber robotaxi program, the VPA, and the Private Placement is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Vehicle Production Agreement, dated July 16, 2025, by and between Lucid Group, Inc. and Uber Technologies, Inc.

10.2	Subscription Agreement, dated July 16, 2025, by and between Lucid Group, Inc. and SMB Holding Corporation.

99.1	Press Release dated July 17, 2025

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

* Schedules and certain portions of this exhibit have been redacted in accordance with Items 601(a)(5) and 601(b)(10) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 17, 2025

Lucid Group, Inc.

	By:	/s/ Taoufiq Boussaid
Taoufiq Boussaid
Chief Financial Officer